EXHIBIT 10.15

EXECUTION COPY

AMENDED AND RESTATED

SERVICES AGREEMENT

This Amended and Restated Services Agreement (this “Agreement”) is entered into effective as of the 25th day of October, 2007 (the “Effective Date”), by and between I-Flow Corporation, a Delaware corporation (hereinafter referred to as “I-Flow”), and InfuSystem, Inc., a California corporation (hereinafter referred to as “InfuSystem”).

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of September 29, 2006 (the “Stock Purchase Agreement”), by and among I-Flow, InfuSystem, HAPC, Inc., a Delaware corporation (the “Buyer”) and Iceland Acquisition Subsidiary, Inc., a Delaware corporation (the “Acquisition Sub”), the Buyer is purchasing concurrently with the execution and delivery of this Agreement all of the issued and outstanding capital stock of InfuSystem through the Acquisition Sub;

WHEREAS, I-Flow manufactures, markets, distributes and sells medical equipment and supplies, including, without limitation, I-Flow’s ON-Q® Pain Management Systems and acute post-operative pain management, wound site management and post-operative surgical treatment products and related supplies (hereafter collectively referred to as the “Products”);

WHEREAS, pursuant to that certain Services Agreement dated April 29, 2002, as amended, between InfuSystem and I-Flow (the “Existing Agreement”), InfuSystem has been furnishing I-Flow with the Billing and Collection Services (as defined herein) and Management Services (as defined herein) in connection with the Products;

WHEREAS, InfuSystem and I-Flow desire to amend and restate the Existing Agreement in its entirety as set forth in this Agreement;

WHEREAS, I-Flow desires that InfuSystem continue to provide, from and after the closing of the transactions contemplated by the Stock Purchase Agreement, I-Flow with the Billing and Collection Services and Management Services in connection with the Products, and InfuSystem desires to so continue, all on the terms and conditions herein specified; and

WHEREAS, concurrently with the execution and delivery of this Agreement and the consummation of the transactions contemplated by the Stock Purchase Agreement, in order to facilitate the continued business relationship between InfuSystem and I-Flow pursuant to this Agreement, I-Flow and InfuSystem are entering into a License Agreement (the “License Agreement”), pursuant to which InfuSystem is granting to I-Flow exclusive and non-exclusive licenses to InfuSystem’s intellectual property related to third-party billing and collection services and management services for use in the field of acute post-operative pain management and in other Products fields including, without limitation, wound site management and post-operative surgical treatments, all subject to the terms and conditions set forth in the License Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants contained in this Agreement, the License Agreement and the Stock Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. NON-EXCLUSIVE RETENTION OF INFUSYSTEM TO FURNISH SERVICES; GRANT OF NON-EXCLUSIVE LICENSE.

A. NON-EXCLUSIVE RETENTION OF INFUSYSTEM. I-Flow hereby retains InfuSystem, as an independent contractor, to be I-Flow’s non-exclusive source for third-party billing and certain management services in connection with the manufacturing, marketing, distribution and sale by I-Flow of I-Flow’s Products during the term of this Agreement, all on the terms and conditions herein specified, and InfuSystem hereby accepts such retention.

B. GRANT OF NON-EXCLUSIVE LICENSE. I-Flow hereby grants to InfuSystem a non-exclusive, non-transferable, non-assignable, non-sublicenseable, royalty-free license and sublicense to use during the term of this Agreement any intellectual property owned or licensed by I-Flow, which does not require any payment by I-Flow of any royalties or additional license fees or require any additional consent by any third party, solely in connection with InfuSystem’s provision of the Billing and Collection Services (as hereinafter defined) and the Management Services (as hereinafter defined) for I-Flow in accordance with and as defined in this Agreement (collectively, the “Licensed IP”). InfuSystem agrees that it shall not use the Licensed IP for any other purpose, including, without limitation, providing any such Billing and Collection Services or Management Services, in whole or in part, to any third party in the acute post-operative pain management market. I-Flow represents and warrants that the Licensed IP does not violate or infringe any patent, copyright, trademark, trade secret, or other intellectual property or contractual right of any third party, and the Licensed IP is all that is necessary for InfuSystem to provide the Services.

2. SERVICES TO BE FURNISHED BY INFUSYSTEM.

A. BILLING AND COLLECTION SERVICES. Upon the terms and subject to the conditions contained in this Agreement, InfuSystem shall furnish the following billing and collection services (the “Billing and Collection Services”) to I-Flow:

(1.) InfuSystem shall furnish billing and collection services, including the billing of services and/or products to, and collection of payments and reimbursements from, patients and applicable third-party payors, in material compliance with all applicable laws, rules, regulations and the policies and guidelines applicable to each payor. The billing of each such patient and/or applicable third-party payor shall be processed and completed by InfuSystem within seven (7) Business Days (as defined below) following receipt by InfuSystem of all information required for such billing from I-Flow’s Employees (as defined below). For purposes of this Agreement, the term “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable law to be closed in New York, New York.

(2.) InfuSystem will provide third party claims submission using commercially reasonable efforts, consistent with its practice prior to the Effective Date.

(3.) InfuSystem will, consistent with its practice prior to the Effective Date, provide assistance in working with third-party professional and patient-care personnel to obtain necessary or appropriate medical records in a timely manner, so as to allow for prompt and accurate billing of fees and charges for the Products. InfuSystem will, consistent with its practice prior to the Effective Date, use commercially reasonable efforts to ensure that all documentation, professional/patient care personnel attestations, and other information necessary or appropriate to permit patient and third-party payor billing by InfuSystem shall materially comply with all applicable laws, rules and regulations, and the policies and guidelines of third-party payors.

(4.) InfuSystem shall utilize such automated billing software and hardware as may be required or appropriate to service I-Flow’s manufacturing, marketing, distribution and sale of the Products.

(5.) InfuSystem will notify appropriate I-Flow personnel in writing of any and all problems or questions that occur with respect to billing, collections and/or accounts receivable within seven (7) Business Days from its discovery of such problem and/or question.

(6.) InfuSystem will provide I-Flow with (i) weekly billings activity reports on Mondays of each week for the previous calendar week, (ii) monthly reports of billings, collections, write-offs, adjustments and accounts receivable within seven (7) Business Days after the end of each calendar month for such calendar month, (iii) quarterly MIKA reports without payor details within seven (7) Business Days after the end of each calendar quarter for such calendar quarter and (iv) if requested by I-Flow, quarterly MIKA reports with payor details within ten (10) Business Days after the end of each calendar quarter for such calendar quarter.

(7.) InfuSystem will provide I-Flow with accounts receivable aging on a monthly basis.

(8.) InfuSystem will maintain reasonably detailed records of all collection efforts for each patient. Such records will materially comply with the appropriate payor record-keeping requirements.

(9.) InfuSystem will provide collection services to I-Flow with respect to the collection of all open receivables, consistent with its practice prior to the Effective Date.

(10.) It is understood and agreed by the parties that all amounts billed and collected by InfuSystem on behalf of I-Flow shall be and at all times remain in I-Flow’s name and that InfuSystem shall continue to receive all checks, negotiable instruments or other forms of payment directly from patients and third-party payors via the current I-Flow lockbox. In the event I-Flow receives any payments from patients or third-party payors for the Products, I-Flow agrees to provide or make available to InfuSystem a copy of the check, negotiable instrument, or other form of payment and any explanation of benefits accompanying such payments. In the event InfuSystem receives any payments from patients or third-party payors for the Products, InfuSystem shall immediately forward the payment to I-Flow.

B. MANAGEMENT SERVICES. Upon the terms and subject to the conditions contained in this Agreement, InfuSystem shall furnish the following management services (the “Management Services”, and together with the Billing and Collection Services, the “Services”) to I-Flow:

(1.) Business Management Assistance. InfuSystem will provide I-Flow with (i) assistance as needed with tracking of inventory owned by I-Flow and (ii) services of its managed care specialists in working with third-party insurers with respect to maintenance of existing insurance coverage contracts for the Products, in each case consistent with InfuSystem’s practice prior to the Effective Date.

(2.) Advice Concerning Regulatory, Legislative and Industry Changes. InfuSystem shall (i) advise I-Flow from time to time of pending and current regulatory, legislative and industry changes that may affect I-Flow’s manufacturing, marketing, distribution and sale of the Products and of which InfuSystem shall become aware through reasonable good faith efforts, (ii) advise, consult and assist in the maintenance of I-Flow’s durable medical equipment (DME) license related to the Products and (iii) perform all administrative tasks in connection with the foregoing, including, without limitation, providing assistance and making appropriate records available in connection with regulatory agency or other third-party audits, in each case consistent with InfuSystem’s practice prior to the Effective Date.

(3.) Medical Record System. InfuSystem shall, consistent with its practice prior to the Effective Date, assist I-Flow in establishing and maintaining the current system of medical and other records necessary for the third-party billing for the Products. Such system shall be that which is customary and usual for a medical equipment supplier and consistent with the requirements for reimbursement under third-party payor programs in which I-Flow participates. All medical and other records shall remain the property of I-Flow.

(4.) Staff Development. InfuSystem will assist in staff development of I-Flow’s Employees. InfuSystem will assist in staff education and training required under the Health Insurance Portability and Accountability Act of I-Flow’s Employees.

3. I-FLOW’S OBLIGATIONS WITH RESPECT TO THE BILLING AND COLLECTION SERVICES.

A. In connection with the Services, I-Flow shall cause its personnel to execute, keep and make available to InfuSystem all records of the Products supplied and all other forms and documents as shall be necessary or appropriate to allow InfuSystem to perform the Services and to permit InfuSystem and I-Flow to meet the billing and other requirements of any Federal or State law or other third-party payor and administrators. Such documents shall include, without limitation, reimbursement assignments in such forms as may be required by applicable third-party payors.

B. InfuSystem shall have access to necessary medical records pertaining to I-Flow’s patients provided with the Products during the term of this Agreement and for a period of six (6) years following the last date of delivery of service by InfuSystem under this Agreement for the purposes of completing, reviewing and calculating billings and collections, and for any other reasonable purpose.

4. PERSONNEL TO BE FURNISHED BY I-FLOW. I-Flow, directly and/or through its agents other than InfuSystem, shall provide and be responsible for personnel required for the operation of I-Flow’s business other than the Services expressly provided by InfuSystem herein. Such personnel are collectively referred to herein as “I-Flow’s Employees.” I-Flow shall be solely responsible for the salaries, compensation, benefits, and expenses of all of I-Flow’s Employees. InfuSystem shall have no obligation, whatsoever, to furnish salaries, compensation, benefits and/or expenses to any of I-Flow’s Employees.

5. PERSONNEL TO BE FURNISHED BY INFUSYSTEM. Consistent with its practice prior to the Effective Date, InfuSystem shall furnish, directly and/or through its agents, employees and subcontractors, and be fully responsible for, the following personnel at such time and in such numbers as may reasonably be required for the efficient and productive implementation and operation of its obligations: all personnel required in order to furnish I-Flow with all of the services specified in Sections 2.A. and 2.B. above. The personnel described in this Section 5 to be furnished by InfuSystem are referred to herein as “InfuSystem Personnel.” InfuSystem shall be solely responsible for the salaries, compensation, benefits, and expenses of all InfuSystem Personnel. I-Flow shall have no obligation, whatsoever, to furnish salaries, compensation, benefits and/or expenses to any InfuSystem Personnel. Proposed staffing increases and salary increases constituting Direct Costs (as defined below) must be approved in writing (which approval shall not be unreasonably delayed, withheld or conditioned) in advance by I-Flow.

6. COMPENSATION OF INFUSYSTEM. For the services provided by InfuSystem pursuant to this Agreement, I-Flow shall pay InfuSystem a monthly service fee (the “Fee”) equal to the greater of (a) the actual monthly expenses for those InfuSystem Personnel devoted exclusively to the Services for the Products (the “Direct Costs”), consisting of actual (i) salaries and wages, (ii) payroll taxes, (iii) group insurance, plus an amount equal to forty percent (40%) of the sum of the amounts described in subparagraphs (i) through (iii) above (in lieu of separate allocations for rent, utilities, telephone, office expense, postage, management time and other administrative costs) or (b) a performance-based fee equal to twenty-five percent (25)% of total actual net cash collections (net of adjustments) received during such month for the Products. InfuSystem shall provide I-Flow with a monthly invoice (an “Invoice”) setting forth the amount of the Fee payable, together with reasonably detailed supporting documentation substantiating such amount. I-Flow shall pay the Fee set forth on such Invoice to InfuSystem within thirty (30) calendar days of receipt of such Invoice. If I-Flow objects to any portion of the Fee set forth on any Invoice for any reason, it shall notify InfuSystem in writing of such objection within twenty (20) calendar days of receipt such Invoice, and InfuSystem shall cooperate with I-Flow in good faith to resolve such objection. InfuSystem hereby acknowledges that I-Flow shall have the right to, in good faith, withhold payment of that portion of the Fee set forth on any Invoice with respect to which I-Flow notifies InfuSystem of its objection therewith within the twenty-day period set forth in the immediately preceding sentence until such objection has been resolved to I-Flow’s reasonable satisfaction.

7. APPLICABLE STANDARDS. All services rendered or furnished by InfuSystem under this Agreement shall be rendered or furnished in a competent and professional manner and generally consistent with the level provided by InfuSystem prior to the Effective Date. All billing and collection services will be performed materially in accordance with all applicable statutes and regulations, and with the rules and policies of all applicable third-party payors.

8. TERM AND TERMINATION.

A. TERM. The initial term of this Agreement shall be three (3) years, commencing on the Effective Date; provided that this Agreement shall be automatically renewed for succeeding terms of one (1) year each unless, at least one hundred twenty (120) calendar days prior to the expiration of the then-current term, either party gives to the other party written notice of its intent to not renew the Agreement. During any and all renewal terms of this Agreement, all of the terms and provisions hereof will remain in full force and effect, save and except only as modified or amended in the manner specified in this Agreement.

B. TERMINATION. This Agreement, during both the original term and any renewal terms hereof, cannot be terminated prior to the expiration of the then-current term except as follows:

(1.) Termination by I-Flow. I-Flow shall have the right to terminate this Agreement at any time in its discretion upon at least one hundred eighty (180) calendar days prior written notice to InfuSystem.

(2.) Termination by InfuSystem. InfuSystem shall have the right to terminate this Agreement by providing in its discretion a notice at any time after the first anniversary of the Effective Date, which notice shall designate a termination date no earlier than one hundred eighty (180) calendar days after the date of such notice.

(3.) After Notice and Opportunity to Cure. Either party shall have the right to terminate this Agreement if the other party materially breaches this

Agreement or materially defaults in the performance of a provision of this Agreement and such material breach or default is not cured within sixty (60) calendar days after the defaulting party receives written notice of such breach or default from the other party.

(4.) Immediately. Either party shall have the right to terminate this Agreement immediately upon delivery of written notice of termination to the other party if such other party:

(a.) is in material breach or default under this Agreement and has failed to cure such breach or default within the time specified for curing a material breach or default;

(b.) applies for or consents to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, or files a petition or an answer seeking reorganization or to otherwise take advantage of any insolvency law;

(c.) files a voluntary petition in bankruptcy, admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of creditors;

(d.) is adjudicated bankrupt or insolvent by a court of competent jurisdiction or is the subject of such a court’s order, judgment or decree approving a petition seeking its reorganization; or

(e.) has a receiver or trustee appointed by a court of competent jurisdiction to manage its assets, and such receiver or trustee has not been discharged within forty-five (45) calendar days after appointment.

The effective date of any termination under this subsection (4.) shall be the date upon which the defaulting party receives the written notice required by this subsection.

(5.) Upon Mutual Consent. This Agreement may be terminated upon the mutual written consent of the parties.

(6.) Upon Breach of Privacy Provisions. Upon I-Flow’s knowledge of a material breach by InfuSystem of Section 23 of this Agreement, I-Flow may:

(a.) Provide an opportunity for InfuSystem to cure the breach or end the violation, which cure period may be less than sixty (60) calendar days. Should I-Flow provide InfuSystem an opportunity to cure the breach or end the violation of Section 23 and InfuSystem does not cure the breach or end the violation within time specified by I-Flow, I-Flow shall have the right to terminate this Agreement immediately;

(b.) Immediately terminate this Agreement if InfuSystem has breached a material term of Section 23 of this Agreement and cure is not possible; or

(c.) If neither termination nor cure is feasible, I-Flow shall report the violation to the Secretary of the Department of Health and Human Services.

C. RETURN OF RECORDS. Upon termination of this Agreement for any reason, all information and records owned or provided by I-Flow to InfuSystem, or created or received by InfuSystem on behalf of I-Flow, including, without limitation, any managed care contracts and any “Protected Healthcare Information,” as that term is defined by the Federal Privacy Rule (hereafter “PHI” and, collectively with all such information and records, the “Information”), must be, at I-Flow’s expense, returned to I-Flow or destroyed within thirty (30) calendar days of termination (or, if shorter in duration, within the period of time provided by applicable law, rules or regulations). This provision shall apply to PHI that is in the possession of subcontractors or agents of InfuSystem. InfuSystem shall retain no copies of the PHI.

In the event that InfuSystem determines that returning or destroying the Information is infeasible, InfuSystem shall provide to I-Flow notification of the conditions that make return or destruction infeasible. Upon mutual agreement of the parties, InfuSystem shall extend the protections of this Agreement to such Information and limit further uses and disclosures of such Information to those purposes that make the return or destruction infeasible, for so long as InfuSystem maintains such Information.

D. EFFECT OF TERMINATION OR NON-RENEWAL. In the event I-Flow (i) elects not to renew this Agreement pursuant to Section 8(A), or (ii) terminates this Agreement pursuant to Section 8(B)(1), I-Flow shall be responsible for an amount equal to the lower of (a) the aggregate amount of the rent payable by InfuSystem under the real property lease for the space occupied by the InfuSystem Personnel (including any termination penalties or rental charges incurred following such termination or non-renewal), determined reasonably and consistent with past practice, for the remainder of the then current lease term as of the date of such notice of non-renewal or termination, as applicable (the “Current Lease Term”), less all amounts actually received by InfuSystem in connection with any sublease or assignment of the real property lease for such space, or (b) $50,000 (the lower of such two amounts, the “Rent Payable”). I-Flow shall pay the Rent Payable, if any, to InfuSystem on or prior to the thirtieth (30th) calendar day following the end of the Current Lease Term.

9. ENTIRE AGREEMENT; AMENDMENT AND MODIFICATION; RELEASE.

A. This Agreement amends and restates the Existing Agreement in its entirety and supersedes the Existing Agreement in all respects. This Agreement contains the entire agreement by and between the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings, agreements and representations, both oral and written, regarding the subject matter of this Agreement.

B. Any modification or amendment of or to this Agreement must be in writing and executed by I-Flow and by InfuSystem. The parties agree to take such action as is necessary to amend this Agreement from time to time as necessary for I-Flow or InfuSystem to comply with the requirements of the Federal Privacy Rule in the Standards for Privacy of Individually Identifiable Health Information at 45 CFR 164.501 (the “Federal Privacy Rule”) and the Health Insurance Portability and Accountability Act, Public Law 104-191.

C. Each of I-Flow, on the one hand, and InfuSystem, on the other hand, on behalf of itself and each of its respective affiliates, employees, agents, successors and assigns (each, a “Releasing Party”), hereby fully releases and discharges the other and each of its respective affiliates, employees, agents, successors and assigns (each, a “Released Party”), from, and to the extent applicable, relinquishes, all rights, obligations, liabilities, claims and actions, whether known or unknown, now existing or hereafter arising, at law or in equity or otherwise, that each such Releasing Party now has or may have against any Released Party, arising out of or in connection with the Existing Agreement or the providing of comparable services prior to the date hereof.

10. EFFECT OF INVALIDITY OR UNENFORCEABILITY. In the event that any of the provisions of this Agreement or any section, paragraph, sentence, clause, phrase, word or numeral or the application thereof in any circumstance shall be held by any court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall be severable and severed from and shall not affect the validity or enforceability of such provisions, section, paragraph, sentence, clause, phrase, word or numeral in any other circumstance and/or the validity or enforceability of the remainder of this Agreement, unless such severance would materially destroy the intent of the parties in entering into this Agreement, in which case the parties shall immediately commence negotiations in good faith to achieve a revised, fully valid and enforceable Agreement; provided, however, that if such a revised, fully valid and enforceable Agreement is not executed by both parties within thirty (30) calendar days after the event triggering severance, then either party may immediately terminate this Agreement.

11. AGREEMENT NOT RESTRICTIVE. Except as otherwise expressly specified herein, nothing in this Agreement shall be construed to prevent either party from otherwise conducting business, or entering into any contractual relationship with any third party.

12. NOTICES. All notices required or permitted to be given under this Agreement shall be made in writing and shall be sufficiently given only if personally delivered or mailed by overnight courier or certified or registered mail, return receipt requested, to the party to receive notice at the following addresses:

As to I-Flow:	I-Flow Corporation
20202 Windrow Drive
Lake Forest, California 92630
Attention: President

As to InfuSystem:	InfuSystem, Inc.
1551 East Lincoln Ave.
Madison Heights, MI 48071
Attention: President

or to such other address as the intended recipient shall from time to time designate by written notice delivered in accordance with this Section 12. The date of the giving or making of any such notice, request, demand or other communication shall be the earlier of the date that its receipt is acknowledged in writing, or, if receipt is not so acknowledged, two (2) Business Days after the date on which such notice, request, demand or other communication was sent, mailed or personally delivered.

13. BINDING EFFECT; ASSIGNMENT; NO THIRD-PARTY RIGHTS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights and/or delegate its duties or obligations under this Agreement without the prior, written consent of the other party, except to a successor to all, or substantially all, of such party’s assets, whether by stock or asset acquisition or merger. Nothing expressed or implied in this Agreement is intended to or shall be construed to confer upon or give any person or entity other than InfuSystem and I-Flow any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

14. RELATIONSHIP OF THE PARTIES. Nothing herein contained shall constitute or be construed to create a partnership, joint venture or employer/employee relationship between I-Flow and InfuSystem or between InfuSystem and any of I-Flow’s Employees or between I-Flow and any InfuSystem Personnel. The relationship of I-Flow and InfuSystem under and pursuant to this Agreement is that of principal and independent contractor, respectively. Neither party has nor shall have any authority to bind the other party to any contractual obligation, whatsoever, except as expressly provided in this Agreement.

15. CONSTRUCTION AND INTERPRETATION.

A. This Agreement shall be construed and interpreted according to the internal laws of the State of Michigan.

B. The parties hereto agree that both parties participated in the drafting of this Agreement and that this Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such document to be prepared or drafted.

C. Any ambiguity in this Agreement shall be resolved in favor of a meaning that permits I-Flow to comply with the Federal Privacy Rule.

16. LIABILITY AND INDEMNIFICATION.

A. InfuSystem shall be solely responsible for, and shall indemnify I-Flow and its directors, officers, employees, agents and representatives against, any and all liabilities, losses, claims, suits, judgment, damages, costs, expenses, interest and legal fees that proximately result from any act of, or omission by, InfuSystem or any of InfuSystem’s Personnel, employees, contractors, agents or representatives.

B. I-Flow shall be solely responsible for, and shall indemnify InfuSystem and its directors, officers, employees, agents and representatives against, any and all liabilities, losses, claims, suits, judgment, damages, costs, expenses, interest and legal fees that proximately result from any act of, or omission by, I-Flow or any of I-Flow’s Employees or any of I-Flow’s contractors, agents or representatives other than InfuSystem.

C. Subject to the provisions of subsections A. and B. of this Section 16, the parties shall make all reasonable efforts, consistent with advice of counsel and the requirements of the respective insurance policies and carriers, to coordinate the defense of all claims arising out of the Services to be provided under this Agreement.

D. I-FLOW HEREBY ACKNOWLEDGES AND AGREES THAT INFUSYSTEM HAS AGREED TO PROVIDE THE SERVICES HEREUNDER SOLELY AS AN ACCOMMODATION TO I-FLOW AND THAT SUCH SERVICES ARE PROVIDED ON THE BASIS AND IN THE MANNER PROVIDED IN THIS AGREEMENT SUCH THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER INFUSYSTEM NOR ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY WITH RESPECT TO THE SERVICES OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT, ACCURACY, AVAILABILITY, TIMELINESS, COMPLETENESS OR THE RESULTS TO BE OBTAINED FROM SUCH SERVICES, AND INFUSYSTEM AND ITS AFFILIATES HEREBY DISCLAIM THE SAME.

E. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER (A) FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, AND/OR (B) FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE, INCOME, PROFITS OR ANTICIPATED PROFITS, BUSINESS OR BUSINESS OPPORTUNITY, SAVINGS, DATA, OR BUSINESS REPUTATION), ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER SUCH PARTY

HAS BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THE EXCLUSIONS CONTAINED IN THIS SECTION 16E SHALL NOT APPLY TO INFUSYSTEM’S AND I-FLOW’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTIONS 16A AND 16B.

17. WAIVER. The waiver by any party to this Agreement of any provision of this Agreement or of any breach of this Agreement shall not operate as or be construed as a continuing waiver of such provision or a waiver of any continuing breach, subsequent breach, or any other breach, and any statement or conduct by or of any party or such party’s representative with respect to any such waiver shall not estop such party from asserting or exercising any rights with respect to any provision or any subsequent, continuing or other breach. No waiver shall be valid unless it is asserted in a written document and signed by the duly authorized representative of the party against whom such waiver is being asserted.

18. CHANGE OF CIRCUMSTANCES. In the event that any party hereto is prohibited by any governmental statutes, rules or regulations, or the policies and guidelines of any third-party payor from participating in the arrangement provided for and contemplated by this Agreement, the party claiming such condition shall immediately give written notice of same to the other party, and both parties shall promptly negotiate in good faith toward an acceptable alternative arrangement; provided, however, that if the parties cannot agree upon and execute an agreement implementing such an alternative arrangement within thirty (30) calendar days from the date of such written notice, then this Agreement shall be deemed terminated as of the date required to maintain compliance with all applicable local, state and federal statutes, rules and regulations.

19. ARBITRATION; ATTORNEYS’ FEES. Any and all disputes between InfuSystem and I-Flow pertaining to and/or arising out of this Agreement and/or the interpretation, performance and/or breach of this Agreement shall, to the extent that the relief sought is within the jurisdiction of an arbitrator in a statutory arbitration to award, be settled exclusively by arbitration in Michigan, in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect; provided, however, that the parties may, by mutual agreement, modify such rules of JAMS then in effect to provide for the parties’ exercise of whatever discovery mechanisms, prior to the arbitration hearing, they may mutually agree upon; provided, further, that the arbitrator shall be chosen mutually by the parties and shall not have jurisdiction or authority to change, add to, or subtract from any of the provisions of this Agreement and shall issue a written decision, including findings of fact and conclusions of law. The arbitrator’s decision shall be final and binding and judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.

If any party to this Agreement shall bring any action, suit, arbitration, mediation, counterclaim or appeal for any relief against any other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder, the Prevailing Party in such action shall be entitled to recover as recoverable costs in any such action its actual attorneys’ fees and costs, all expert fees and costs, all court and arbitration expenses, and any other costs reasonably and properly incurred, including any fees and costs incurred in bringing and prosecuting such action and enforcing any order, judgment, ruling, or award granted as part of such action. As used in this Section, “Prevailing Party” shall include, without limitation, a party which obtains substantially the relief sought by it.

20. JURISDICTION; FORUM SELECTION. To the extent that the relief sought in any action brought by any party hereto against the other arising out of or in any way related to any of the terms or provisions of this Agreement or to the performance or breach thereof, whether such action is at law or in equity, is beyond the jurisdiction of an arbitrator in a statutory arbitration to award, the parties agree that the sole forum for any such action shall be a court of competent jurisdiction in Michigan.

21. CORPORATE AUTHORITY. Each party to this Agreement represents and warrants to the other that it has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and that all necessary approvals and consents have been obtained in connection with the execution and performance of this Agreement. Each party further represents and warrants that its execution and delivery of this Agreement has been duly authorized by its respective governing body.

22. CONFIDENTIALITY. The parties recognize that in connection with the performance of this Agreement, the parties may furnish and disclose to each other confidential and proprietary information including, without limitation, information relating to the parties’ respective organization, personnel, business activities, policies, finances, costs, marketing plans, projected revenues, technology, rights, obligations, liabilities, strategies and customer lists (collectively, “Confidential Information”). Each party, to the extent it comes into possession of Confidential Information of the other party, agrees that, except as expressly contemplated by this Agreement, it shall not directly or indirectly use such Confidential Information for its own benefit or in connection with its business relationships with patients/customers/clients of the owner of the Confidential Information, and shall take all reasonable care to ensure that such Confidential Information shall not be disclosed to any third party, including imposing reasonable confidentiality requirements with respect to such Confidential Information on its employees, agents, counsel, accountants and other representatives, except insofar as: (i) disclosure may be specifically authorized in writing from time to time by the owner of the Confidential Information; (ii) such Confidential Information is required to be disclosed in connection with performance of this Agreement, or pursuant to any right or license granted by the owner of the Confidential Information; (iii) the recipient of the Confidential Information can demonstrate, by independent documentation, that such Confidential Information was previously made public by the Confidential Information’s owner; (iv) the recipient of the Confidential Information can demonstrate, by independent documentation, that such Confidential Information was in the public domain, prior to its disclosure hereunder and otherwise than as a consequence of a breach of its obligations hereunder; (v) the recipient of the Confidential Information can demonstrate, by independent documentation, that such Confidential Information was known by the recipient prior to its disclosure hereunder or was independently developed by the recipient without the aid or use of any information disclosed hereunder; or (vi) such disclosure is required under compulsion of law, including subpoena, civil investigative demand, oral questions or interrogatories, or other compulsory process; provided that, the Confidential Information’s owner shall be given notice of service of such demand or process and a reasonable opportunity to defend against such demand or process, and the party against whom such demand or process is asserted provides all reasonable cooperation in opposing the same to the fullest extent permitted by law. Each of the parties, for itself and its successors and assigns, acknowledges that any violation of this Section 22 would seriously and irreparably injure the owner of the Confidential Information. In addition to all other remedies permitted by law or in equity and without limiting any action at law or in equity to which such owner may be entitled, the owner of any Confidential Information shall be entitled to seek injunctive relief, without bond, to enforce the terms and conditions stated herein.

23. PRIVACY. In the course of providing services pursuant to this Agreement, InfuSystem may receive or create PHI on behalf of I-Flow. As a result, InfuSystem may be deemed a “Business Associate” of I-Flow, as that term is defined at 45 CFR 160.103, and must utilize appropriate safeguards to prevent the use or disclosure of PHI other than as provided for by this Agreement.

A. To this end, InfuSystem agrees as follows:

(1.) InfuSystem agrees not to use or further disclose PHI other than as permitted or required by this Agreement or as required by law.

(2.) InfuSystem agrees to use appropriate safeguards to prevent use or disclosure of PHI other than as provided for by this Agreement. InfuSystem agrees to implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of electronic PHI that it creates, receives, maintains or transmits on behalf of I-Flow.

(3.) InfuSystem agrees to mitigate, to the extent practicable, any harmful effect that is known to InfuSystem of a use or disclosure of PHI by InfuSystem in violation of the requirements of this Agreement.

(4.) InfuSystem agrees to report to I-Flow any use or disclosure of PHI not provided for by this Agreement of which InfuSystem becomes aware. InfuSystem agrees to report to I-Flow any security incident, as that term is defined at 45 CFR 164.304, of which it becomes aware.

(5.) InfuSystem agrees to ensure that any agent, including a subcontractor, to whom it provides PHI received from or created by InfuSystem on behalf of I-Flow agrees to the same restrictions and conditions that apply through this Agreement to InfuSystem with respect to such information. InfuSystem agrees to ensure that any agent, including a subcontractor, to whom it provides electronic PHI agrees to implement reasonable and appropriate safeguards to protect it.

(6.) InfuSystem agrees to provide access, at the request of I-Flow, and in the time and manner designated by I-Flow, to PHI in a “Designated Record Set” as that term is defined at 45 CFR 164.501, to I-Flow or, as directed by I-Flow, to an “Individual” as that term is defined at 45 CFR 160.103 (and shall include a person who qualifies as a personal representative in accordance with 45 CFR 164.502(g)) in order to meet the requirements under 45 CFR 164.524 which govern an Individual’s right to access to his or her own PHI.

(7.) InfuSystem agrees to make any amendment(s) to PHI in a Designated Record Set that I-Flow directs or agrees to pursuant to 45 CFR 164.526 at the request of I-Flow or an Individual, and in the time and manner designated by I-Flow.

(8.) InfuSystem agrees to make internal practices, books, and records, including policies and procedures and PHI, relating to the use and disclosure of PHI received from, or created or received by InfuSystem on behalf of I-Flow available to I-Flow or to the Secretary of the Department of Health and Human Services (hereafter referred to as the “Secretary”), in a time and manner designated by I-Flow or the Secretary, for purposes of the Secretary determining I-Flow’s compliance with the Federal Privacy Rule.

(9.) InfuSystem agrees to document such disclosures of PHI and information related to such disclosures as would be required for I-Flow to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 CFR 164.528.

(10.) InfuSystem agrees to provide to I-Flow or an Individual, in time and manner designated by I-Flow, information collected in accordance with this Agreement, to permit I-Flow to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 CFR 164.528.

B. Pursuant to the Federal Privacy Rule, I-Flow shall inform InfuSystem of privacy practices and restrictions as follows:

(1.) I-Flow shall provide InfuSystem with the notice of privacy practices that I-Flow produces in accordance with 45 CFR 164.520, as well as any changes to such notice.

(2). I-Flow shall provide InfuSystem with any changes in, or revocation of, permission by Individual to use or disclose PHI, to the extent such changes affect InfuSystem’s permitted or required uses and disclosures.

(3.) I-Flow shall notify InfuSystem of any restriction to the use or disclosure of PHI that I-Flow has agreed to in accordance with 45 CFR 164.522 to the extent such restriction may affect InfuSystem’s use or disclosure of PHI.

C. Permitted Uses and Disclosures.

(1.) Except as otherwise limited in this Agreement, InfuSystem may use or disclose PHI to perform functions, activities, or services for, or on behalf of, I-Flow as specified in this Agreement, provided such use or disclosure would not violate the Federal Privacy Rule if done by I-Flow or the minimum necessary policies and procedures of I-Flow. I-Flow shall not request InfuSystem to use or disclose PHI in any manner that would not be permissible under the Federal Privacy Rule if done by I-Flow or that would violate I-Flow’s minimum necessary policies and procedures.

(2.) Except as otherwise limited in this Agreement, InfuSystem may use PHI for the proper management and administration of InfuSystem or to carry out the legal responsibilities of InfuSystem.

(3.) Except as otherwise limited in this Agreement, InfuSystem may disclose PHI for the proper management and administration of InfuSystem, provided that disclosures are “Required By Law” as that term is defined at 45 CFR 164.501, or InfuSystem obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as Required By Law or for the purpose for which it was disclosed to the person, and the person notifies InfuSystem of any instances in which it is aware in which the confidentiality of the information has been breached.

(4.) Except as otherwise limited in this Agreement, InfuSystem may use PHI to provide “Data Aggregation” services to I-Flow as permitted by 42 CFR 164.504(e)(2)(i)(B).

(5.) InfuSystem may use PHI to report violations of law to appropriate Federal and State authorities, consistent with 42 CFR 164.502(j)(1).

24. SURVIVAL. The respective rights and obligations of InfuSystem under Sections 8(C), 9 through 17, 19 through 21, 23 and 24 of this Agreement shall survive the termination of this Agreement. The obligations of each party under this Section 22 shall survive any termination of this Agreement and expire upon the fifth (5th) anniversary of the effective date of such termination.

25. COUNTERPARTS. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, InfuSystem and I-Flow have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date specified on the first page of this Agreement.

INFUSYSTEM, INC.

By:	/s/ Pat LaVecchia
Name:	Pat LaVecchia
Title:	Secretary

I-FLOW CORPORATION

By:	/s/ Donald M. Earhart
Name:	Donald M. Earhart
Title:	Chairman, President and Chief Executive Officer

Signature Page to Amended and Restated Services Agreement